CHISHOLM, BIERWOLF & NILSON
Certified Public Accountants
A Limited Liability	533 W. 2600 S., Suite 250	Office (801) 292-8756
Partnership	Bountiful, Utah 84010	Fax (801) 292-8809

January 3, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read Item 4.01 “Change in Registrant’s Certifying Accountant” in the form 8-K for Findex.com, Inc. dated December 29, 2005 filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our firm, except that we were not provided with the disclosures provided in this 8-K prior to its filing with the Securities and Exchange Commission.

Yours truly,

/s/Chisholm, Bierwolf & Nilson
Chisholm, Bierwolf & Nilson
Bountiful, Utah